Amendment No. 2 to the
                   SUB-TRANSFER AGENCY AND SERVICES AGREEMENT


         THIS AMENDMENT dated as of this 1st day of December, 2000 is made to the Sub-Transfer Agency and Services Agreement dated as of September 11, 1995, and as amended January 3, 2000 (the "Agreement"), by and between PFPC Inc., indirect successor to The Shareholder Services Group, Inc. (the "Transfer Agent"), and Bank of America, N.A. ("Bank of America"), indirect successor to NationsBank of Texas, N.A.

                                    RECITALS

         WHEREAS, the parties hereto desire to amend certain provisions of the Agreement.

         NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, the Transfer Agent and Bank of America agree that the Agreement shall be amended as follows:

1. The third WITNESSETH recital is hereby amended by deleting the recital in its entirety and inserting the following:

         WHEREAS, each Portfolio is authorized to issue multiple classes of shares including, in many cases, Primary A Shares and Primary B Shares (together, the "Primary Shares") and Trust Shares.

2. The fourth WITNESSETH recital is hereby amended by substituting the phrase "Primary Shares and Trust Shares which are maintained and administered by Bank of America and reported to the Transfer Agent on an omnibus basis" for the phrase "the Trust Shares."

3. Article 1.1(i) is hereby amended by deleting the Sub-Article in its entirety and inserting the following:

         (i) "Shares" refers collectively to such Primary Shares, Trust Shares and shares of any other class as may be agreed by the parties hereto from time to time, of the Portfolios as may be issued from time to time and maintained and administered by Bank of America and reported to the Transfer Agent on an omnibus basis.

4. Article 3.1 is hereby amended by substituting the parenthetical "(including coordination with the Transfer Agent)" for the parenthetical "(including coordination with the Custodian)."

5. Article 3.3 is hereby amended by deleting the paragraph in its entirety and inserting the following:

         3.3 Pursuant to a separate agreement with the Transfer Agent, the Funds retain responsibility for verifying the establishment of transactions in Shares for each
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         state on the system prior to activation and thereafter monitoring the daily activity for each state. In connection with the Funds' blue sky state registration status and pursuant to such agreement, the Transfer Agent is responsible for the initial establishment of transactions in Shares subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds. In connection with such matters, Bank of America will provide to the Funds and/or the Transfer Agent, as requested, such information relative to transactions in those Shares as is necessary for the Funds and the Transfer Agent to perform their respective responsibilities under such agreement.

6. Schedule B is hereby amended by substituting references to the Transfer Agent for all references to the Custodian throughout Sub-Sections 6(d) and (e).

7. Schedule C is hereby amended by substituting the phrase "attributable to the Shares" for the phrase "of the primary shares of the Funds."

8. The terms and provisions of this Amendment shall be deemed a part of the Agreement for all purposes. To the extent that any provisions of this Amendment modify or are otherwise inconsistent with any provisions of the Agreement or any amendments thereof, the terms of this Amendment shall control. In all other respects, the Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first written above.


PFPC INC.

By:      /s/ Michael DeMofrio
         -----------------------

Name:    Michael DeMofrio
         -----------------------

Title:   Vice President/Division Manager
         --------------------------------


BANK OF AMERICA, N.A.

By:      /s/ Edward D. Bedard
         -----------------------

Name:    Edward D. Bedard
         -----------------------

Title:   Senior Vice President
         -----------------------


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